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                                                                      EXHIBIT 21

                LITTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                         SUBSIDIARIES OF THE REGISTRANT

                                                                    JURISDICTION OF     PERCENTAGE OF
   NAME OF SUBSIDIARY                                                INCORPORATION        OWNERSHIP
   ------------------                                               ---------------     -------------
Ingalls Shipbuilding, Inc. .......................................      Delaware             100
Litton Systems, Inc. .............................................      Delaware             100

     The Registrant has additional operating subsidiaries, which considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

     All above listed subsidiaries have been consolidated in the Registrant's financial statements.

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